SUPERTEX FOURTH FISCAL QUARTER AND YEAR END 2013 EARNINGS RELEASE CONFERENCE CALL

Supertex, Inc.

05/08/13

5:30 pm ET

Operator:

Good day, everyone, and welcome to today’s program. At this time, all participants are in a listen only mode. Later, you will have the opportunity to ask questions during the question and answer session. You may register to ask a question at any time by pressing the 1 and * keys on your touchtone telephone. You may withdraw yourself from the queue by pressing the # key. Please note this conference call may be recorded. I’ll be standing by if you should need any assistance.

It is now my pleasure to turn the conference over to CFO of Supertex, Mr. Phil Kagel.

Phillip Kagel:

Thank you and good afternoon, everyone. On the call with me today, I  have Dr. Henry C. Pao,  President and CEO.

First, let me remind you that all statements made during this conference call including in response to your questions, which are not historical facts are forward-looking statements. They are not guaranteed future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future which may prove incorrect. Furthermore, our goals and objectives, which may change, are also factored into the forward-looking statements. Often such statements can be identified by the use of words such as, “will,” “intend,” “expects,” “plans,” “believes,” “anticipates,” and “estimates.”

Examples of forward-looking statements include our guidance and projections as to our sales, both overall and for particular customers, markets, segments, and products, our anticipation for release, performance, and customer adoption of new products and our guidance for financial measures such as gross margin and tax rate. Additional information about risk and other factors relating to such statements may be found in our earnings news release of today, as well as other risk factors detailed in our Form 8-K, 10-K, 10-Q and other filings with the Securities and Exchange Commission. Due to these risks and other factors, our future actual results could differ materially from those contained in the forward-looking statements made during this conference call. Forward-looking statements speak only as of today and we undertake no obligation to publicly release updates or revisions to these statements.

I would also note that our customers  have requested that we do not identify them except to the extent required by SEC disclosure rules. Therefore, we will only be giving a general description of any customer to whom our sales exceeded 10% of total company sales in this reporting period.

 And now, I will turn the call over to Henry Pao.

Henry Pao:

Thank you, Phil. Good afternoon. I’m happy to report that our fourth fiscal quarter had sequential sales growth, which came from higher shipments in our LED backlighting products and printer head drivers. Sales of our new LED backlighting drivers for a new series of TVs, including 3D, grew significantly and sales of our LED drivers for backlighting high-end monitors about doubled sequentially. Also shipments of printer head drivers, some of which are used in 3D printers, more than doubled. These increases more than offset the seasonal decline in our medical product sales.

Gross margin increased sequentially by 150 basis points primarily due to better inventory management. Operating expense was slightly higher due to an increase in other income from a greater increase in our non-qualified deferred compensation plan assets. Our tax rate was 15%

compared to a tax benefit of 22% last quarter. In the fourth fiscal quarter, we generated $3.5 million cash from operating activities.

While fiscal 2013 sales declined 7% as compared to fiscal 2012, we believe our quarterly sales have troughed and started to grow already. We expect our new standard products as well as new custom products will fuel our future growth. We launched 22 new products in fiscal 2013 and have many more in the pipeline, of which 2 were already launched in fiscal 2013. I’m sorry, launched last month. We expect to do more this fiscal year. Most of our new products address our target growth markets, medical and LED general lighting and backlighting, however, we are working on products for new industrial applications. In addition, we are working on several exciting custom products which could generate revenue even this fiscal year.

Our visibility of sales growth opportunities for products recently launched is much better than a year ago. Current book-to-bill ratio is about  1.1. Sales for our first quarter of fiscal 2014 are expected to be approximately 6% higher sequentially with increases occurring in most of our target markets. We believe we are on track to meet our goal of growing quarterly sales by 20% in the fourth fiscal quarter of 2014 compared to the same period of fiscal 2013. With seven and a half weeks to go in the current quarter, about 85% of projected sales have either been shipped or covered by backlog concerns for shipment in the quarter.

Now I will return the call to Phil who will elaborate on the financial results for our fiscal year 2013 fourth quarter and yearend.

Phillip Kagel:

Thank you, Henry. Sales of $14.6 million increased 2% sequentially and decreased 11% compared to the fourth fiscal quarter of last year. The percentage breakdown of our sales by end market in the fourth fiscal quarter was as follows: Medical, 36%; LED lighting, 18%; Printers and EL, 22%; Telecom, 8%; and Industrial and Other, 16%. Two companies account for more than 10% of total sales, a major medical instrumentation customer and a distributor both at 11% of sales.

GAAP diluted earnings per share were $0.13 compared to $0.12 in the prior quarter and $0.11 in the same quarter last year.  For fiscal 2013, GAAP diluted earnings per share were $0.36 compared to $0.38 in the prior fiscal year. Non-GAAP diluted earnings per share for the fourth fiscal quarter, excluding pre- tax employee stock-based compensation, were $0.18 or flat sequentially and an increase of $0.02 compared to the same quarter of last year. For fiscal 2013, non-GAAP diluted earnings per share were $0.59, lower by $0.03 compared to fiscal 2012. For the balance of this discussion, I’ll be referring to GAAP numbers only.

Gross margin for the first quarter of 52.4% was 150 basis points higher than the prior quarter primarily due to decreased reserve for excess and obsolete inventory. Fiscal 2013 gross margin of 48.9% increased 210 basis points over last fiscal year. This resulted  from higher order rates as seen in our book-to-bill ratio of 1.1 and our improved inventory position.

Total net inventory reduced $3.1 million during fiscal 2013. We expect the gross margin will be flat to slightly higher in our first fiscal quarter; in the 52% to 53% range.

R&D spending of $3.5 million in the fourth fiscal quarter was flat compared to the prior quarter. Selling, general and administrative expenses of $3.2 million in the fourth fiscal quarter were approximately $100,000 higher than the prior quarter primarily due to higher benefits expense resulting from a greater increase in our non-qualified deferred compensation plan assets, which is offset in other income, net. This increased benefits expense was partially offset by reductions in sales incentive expense.

Interest and other income net in the fourth fiscal quarter was approximately $400,000 higher than the prior quarter. This was primarily due to the increase in our non-qualified deferred compensation plan assets, which was offset in operating expense as discussed earlier. Interest income was flat with the previous quarter at about $300,000.

Our fiscal fourth quarter tax provision was $265,000. The corresponding amount in the previous quarter was a tax benefit of $256,000. The prior quarter tax benefit,included reserve adjustments for expirations of statute of limitations on previous tax positions. For the first quarter of fiscal

2014, we expect to book a tax benefit of approximately $300,000 primarily  from additional expiration of statute of limitations on previous tax positions.

We generated approximately $3.5 million of positive cash flow from operating activities in the fourth fiscal quarter, which included a $2 million income tax refund. Net income adjusted by non-cash items was approximately $2.2 million. Changes in operating assets and liabilities increased operating cash flow by approximately $1.3 million. For the total fiscal year, we generated approximately $17.9 million of positive cash flow from operating activities.

During the fourth fiscal quarter, we repurchased 800 shares of our stock for $14,000. For the full fiscal year, we paid a $1.00 per share special dividend totaling $11.5 million and we repurchased approximately 498,000 shares of our stock for $8.7 million.

Since January 2011 when we designated $60 million for use in stock repurchases through the end of fiscal 2013 and increased our stock repurchase program to 2.5 million shares, we have bought back approximately 1,672,000 shares for a total of $32.1 million. Thus, we have approximately 828,000 shares remaining in our repurchase program, which we may repurchase in the future from time to time.

Now we are open for Q&A.

Operator:

At this time, if you’d like to ask a question, please press *1 now on your touchtone phone. To withdraw yourself from the queue, you may press the # key. Once again to ask a question, press *1 now on your touchtone phone. One moment while we queue and once again, please press *1 if you’d like to ask a question. We’ll take a question from the site of Tore Svanberg of Stifel.

Evan Wang:

Yes, hi. This is Evan Wang calling in for Tore.  Congratulations on a great quarter.

Phillip Kagel:

Thanks, Evan.

Evan Wang:

I’d like to start my questions with your guidance, which at $15.5 million, you’d be a third of the way towards your revenue objective by fiscal fourth quarter. I was wondering if you could give us a sense of how the rest of the year might play out, what might be the drivers and what might be the linearity of growth through the next few quarters.

Phillip Kagel:

Sure, Evan. As you know, it’s difficult to really project a linear path to our goal because we do have seasonality, especially in the medical ultrasound part of our business in our December quarter and often in our March quarter.

We identified where these increases should come from and we’re still on that same track.  In terms of where they come from, our LED lighting and backlighting is $1.5 million.

Certainly in the backlighting programs we have  done quite well in this last March quarter. They are a little bit softer now, as we leave the Chinese New Year season and  enter summer season, but we believe they’ll pick up for the Christmas holiday time. So, probably that piece won’t be linear.

On the other hand, in general lighting LED, we’re getting a lot of activity in design wins of our CL800. So we believe the general lighting will come up, not in a steep way but it should come up gradually over the quarters. Taking the printers, which would be about a $1 million contribution to that $3 million increase from the end of fiscal 13 to the end of fiscal 14, the printers are doing quite well. So, we’re pleased with this space.  It can be a little lumpy, though, because inventory management and production levels can vary. So, that’s subject to some up and down. Then in the medical area, the medical ultrasound piece which was $0.5 million of that $3 million, that’s more of a backend fiscal 2014 sales increase. So that’s more in Q3 and Q4.

Evan Wang:

Okay, great. Thank you for the detail, your clarification. Also with regard to your gross margin trend for the remainder of the year, do you see yourselves as being able to sustain it at this higher level now of 52.5% roughly going forward?

Phillip Kagel:

Yes, we do. We really worked hard on our  inventory management as Henry pointed out. If you take the last two fiscal years, our inventory dropped $6 million in fiscal 2012 and $3 million in fiscal 2013. So, we’ve reduced from over $20 million, down to by $9 million, to $11 million and change. Our inventories are definitely in a very healthy position. So as sales grow, then our capacity utilization should continue to grow. Although in this quarter we’re still at around 50% as we were in the March quarter of our capacity utilization; but we still feel that as sales will grow,  then our gross margin will walk up too and so will our utilization.

Evan Wang:

Great. Thank you very much. Thank you for taking my question and congratulations again.

Phillip Kagel:

Thank you.

Operator:

Once again if you’d like to ask a question, please press *1 now on your touchtone phone. One moment while we queue. We have a follow-up from the site of Tore Svanberg in Stifel.

Evan Wang:

Yes. I do want to ask a couple more questions. One is about your operating expenses plan for the rest of the year. So you held it down pretty well this past quarter and I understand that the increase is mainly due to the non-qualified deferred comp plan. Going forward, do you expect to start spending more or how do you see it going forward?

Henry Pao:

Well, certainly we plan to spend more money on the marketing as well as research and development part because that will be our key to growth, and we have added more personnel in those areas. So I will imagine that the expense in R&D and also in marketing will grow, but then with that growth come the new products growth. So we should be in pretty good shape.

Evan Wang:

Okay, great. Also I missed asking about breakout for your  LED driver sales. Is it possible for you to break it out into general lighting versus backlighting for us?

Phillip Kagel:

Absolutely.  We were  roughly half and half this quarter.

Evan Wang:

Okay. Okay and you said the fab utilization rate is about 50% and that’s on a sequential basis that’s roughly flat?

Phillip Kagel:

Yes, it is. It’s flat. Now don’t forget that our capacity now could be easily increased by adding staffing and shifts. So it’s limited by that. We have the footprint and we have the equipment for a much higher capacity level in our fab, but because of the prior couple of years, we brought that down but it could easily increase. So this measurement of 50% is on a more limited staffing basis.

Evan Wang:

Okay, great and the last question here, on your share repurchase, now that your share price seems to have appreciated and gone up some, what do you think might be your share buyback objectives going forward here?

Phillip Kagel:

We tend to be opportunistic in our share buyback and it’s worked out very well for us. So we’ll keep monitoring it and we’ll buy as we believe it makes the most sense.

Evan Wang:

Okay, great. Thank you very much. That’s all my questions.

Phillip Kagel:

Thanks, Evan.

Operator:

Once again please press *1 and it appears that we have no questions at this time.

Phillip Kagel:

Alright. Well we appreciate it.

Henry Pao:

Thank you so much.

Phillip Kagel:

Yes. Thanks everyone for being on the call and we look forward to talking to you next time.

END